Filed under Rule 433

File No. 333-253889-01

Arizona Public Service Company

Final Term Sheet

$450,000,000 2.20% Notes due 2031

August 11, 2021

Issuer:	Arizona Public Service Company

Expected Ratings (Moody’s / S&P / Fitch):	A2 (negative) / A- (stable) / A (negative) Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Trade Date:	August 11, 2021

Settlement Date:	August 16, 2021 (T+3)

Security:	2.20% Notes due 2031

Principal Amount:	$450,000,000

Interest Payment Dates:	June 15 and December 15, commencing December 15, 2021

Maturity Date:	December 15, 2031

Interest Rate:	2.20%

Benchmark Treasury:	1.625% due May 15, 2031

Benchmark Treasury Price / Yield:	102-23 / 1.327%

Spread to Benchmark Treasury:	+87.5 basis points

Yield to Maturity:	2.202%

Public Offering Price:	99.983% per note

Optional Redemption:	Make-whole call at any time prior to September 15, 2031 at Treasury rate plus 15 basis points and, thereafter, at par

CUSIP/ISIN:	040555 DD3 / US040555DD31

Joint Book-Running Managers:	BNP Paribas Securities Corp.
J.P. Morgan Securities LLC
MUFG Securities Americas Inc.
Truist Securities, Inc.

Co-Managers:	BMO Capital Markets Corp. BNY Mellon Capital Markets, LLC TD Securities (USA) LLC Samuel A. Ramirez & Company, Inc.

Arizona Public Service Company has filed a registration statement (including a prospectus, as supplemented) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus (as supplemented) in that registration statement and other documents Arizona Public Service Company has filed with the SEC for more complete information about Arizona Public Service Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Arizona Public Service Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BNP Paribas Securities Corp. toll-free at (800) 854-5674, J.P. Morgan Securities LLC collect at (212) 834-4533, MUFG Securities Americas Inc. toll-free at (877) 649-6848 or Truist Securities, Inc. toll-free at (800) 685-4786.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via email or another communication system.

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